August 28, 2023

Fruci & Associates II, PLLC

Spokane, Washington

This representation letter is provided in connection with your audit of the financial statements of Majestic Funding Partners, LLC which comprise the balance sheet as of December 31, 2022, and the related statements of operations, changes in members’ equity, and cash flows for the period from October 26, 2022 (inception) to December 31, 2022 and the disclosures (collectively referred to as the “financial statements”), for the purpose of expressing an opinion as to whether the financial statements present fairly, in all material respects, in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement. An omission or misstatement that is monetarily small in amount could be considered material as a result of qualitative factors.

We confirm, to the best of our knowledge and belief, as of August 28, 2023, the following representations made to you during your audit.

Financial Statements

1)   We have fulfilled our responsibilities, as set out in the terms of the audit engagement letter dated April 26, 2023, including our responsibility for the preparation and fair presentation of the financial statements.

2)   The financial statements referred to above are fairly presented in conformity with U.S. GAAP.

3)   We acknowledge our responsibility for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

4)   We acknowledge our responsibility for the design, implementation, and maintenance of internal control to prevent and detect fraud.

5)   Significant assumptions we used in making accounting estimates, including those measured at fair value, are reasonable.

6)   Related party relationships and transactions have been appropriately accounted for and disclosed in accordance with U.S. GAAP.

7)   All events subsequent to the date of the financial statements and for which U.S. GAAP requires adjustment or disclosure have been adjusted or disclosed.

8)   The effects of all known actual or possible litigation, claims, and assessments have been accounted for and disclosed in accordance with U.S. GAAP.

9)   Note 2 to the financial statements discloses all of the matters of which we are aware that are relevant to the Company’s ability to continue as a going concern within a one-year period after the date the financial statements are available to be issued, including significant conditions or events, and management’s plans.

Information Provided

10)   We have provided you with:

a)   Access to all information, of which we are aware, that is relevant to the preparation and fair presentation of the financial statements, such as records (including information obtained from outside of the general and subsidiary ledgers), documentation, and other matters.

b)   Additional information that you have requested from us for the purpose of the audit.

c)   Unrestricted access to persons within the Company from whom you determined it necessary to obtain audit evidence.

d)   All minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes were not yet prepared and/or resolutions in lieu of meetings.

e)   Communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

11)   All material transactions have been recorded in the accounting records and are reflected in the financial statements.

12)   We have disclosed to you the results of our assessment of the risk that the financial statements may be materially misstated as a result of fraud.

13)   We have no knowledge of any fraud or suspected fraud that affects the Company and involves:

a)   Management,

b)   Employees who have significant roles in internal control, or

c)   Others where the fraud could have a material effect on the financial statements.

14)   We have no knowledge of any allegations of fraud or suspected fraud affecting the Company’s financial statements communicated by employees, former employees, analysts, regulators, or others.

15)   We have no knowledge of any instances of noncompliance or suspected noncompliance with laws and regulations whose effects should be considered when preparing financial statements.

16)   We are not aware of any pending or threatened litigation, claims, or assessments, or unasserted claims or assessments that are required to be accrued or disclosed in the financial statements in accordance with U.S. GAAP, and we have not consulted a lawyer concerning litigation, claims, or assessments.

17)   We have disclosed to you the names of all of the Company’s related parties and all the related party relationships and transactions, including any side agreements.

18)   The Company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets nor has any asset been pledged as collateral.

19)   We have provided you with all of the information that is relevant to our plans to mitigate the adverse effects of conditions or events that indicate there is substantial doubt about the Company’s ability to continue as a going concern for at least one year after the date the financial statements are available to be issued, including our evaluation of the likelihood that those plans can be effectively implemented.

Except as disclosed in Note 2 to the financial statements, no events have occurred subsequent to the balance sheet date and through the date of this letter that would require adjustment to, or disclosure in, the financial statements.

Charles Bongiovanni

Print Name, Chief Executive Officer

_________________________________________

Signature, Chief Executive Officer

Joshua Smith

Print Name, Chief Financial Officer

___________________________________________

Signature, Chief Financial Officer